Exhibit 23.3

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
Trendwest Resorts, Inc.:

We consent to the use of our report dated January 30, 2002, with respect to the consolidated balance sheets of Trendwest Resorts, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/    KPMG LLP

Seattle, Washington
May 22, 2002